Exhibit 99.1

Contact:
Lisa Gordon
Director of Investor Relations
Advanced Magnetics, Inc.
(617)   497-2070 (x3024)
lgordon@advancedmagnetics.com

For Immediate Release

ADVANCED MAGNETICS, INC. REPORTS RESULTS FOR THE THIRD FISCAL QUARTER AND
NINE-MONTHS ENDED JUNE 30, 2004

CAMBRIDGE, MA (July 19, 2004) — Advanced Magnetics, Inc. (AMEX: AVM) today announced operating results and revenues for the third fiscal quarter and nine months ended June 30, 2004. Revenues for the quarter were $1,473,792 as compared to revenues of $1,429,046 for the same period in fiscal 2003. The company reported a net loss of ($777,687), or ($0.10) per share, for the third quarter of fiscal 2004 compared to net income of $664,432 or $0.10 per share for the same period in fiscal 2003. The loss in the quarter ended June 30, 2004, as compared to income in the comparable quarter of fiscal 2003, resulted from an increase in research and development expenses during the fiscal 2004 quarter and a net gain in marketable securities of approximately $729,000 in the third fiscal quarter of 2003 as compared to no net gains in marketable securities in the same period in fiscal 2004. Cash, cash equivalents, and short-term and long-term investments, both consisting entirely of U.S. Treasury bonds, totaled approximately $20.7 million at June 30, 2004.

Revenues for the nine-month period ended June 30, 2004 were $2,872,286 as compared to revenues of $3,998,788 for the same period in fiscal 2003. The net loss in the nine-month period was ($2,284,388), or ($0.29) per share, as compared to a net loss of ($348,607), or ($0.05) per share for the same period in fiscal 2003. The decrease in revenues for the nine months ended June 30, 2004 is primarily the result of a decrease in the recognition of deferred license fee revenue from its license and marketing agreement covering Combidex®. The increase in costs and expenses in the nine-month period ended June 30, 2004 is a result of both an increase in research and development expenses as well as an increase in general and administrative expenses during the period. The increase in net loss in the nine-month period ended June 30, 2004 resulted from the decrease in revenue, the increase in costs and expenses and the decrease in net gains on the sale of marketable securities.

“During the past quarter we achieved several corporate milestones,” stated Jerome Goldstein, Chairman, President and CEO of Advanced Magnetics. “For ferumoxytol, the next-generation product in our development pipeline, we initiated Phase III multi-center studies evaluating ferumoxytol as an intravenous iron replacement therapeutic in anemic chronic kidney disease patients, whether or not on dialysis.” Mr. Goldstein continued: “In addition, during the quarter we submitted a response to the approvable letter received from the U.S. Food and Drug Administration (FDA) for Combidex, our investigational molecular imaging agent to aid in the non-invasive diagnosis of metastatic lymph nodes. We are working diligently to provide the FDA with the information requested in order to provide a complete response to the approvable letter.”

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About Advanced Magnetics
Advanced Magnetics, Inc. is the premier developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in its field, Advanced Magnetics is dedicated to the development and commercialization of its proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cardiovascular disease and cancer. For more information about Advanced Magnetics, please visit the company’s website at www.advancedmagnetics.com, the content of which is not part of this press release.

This document contains forward-looking statements. Any statements contained in this press release that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the timing of recognition of deferred revenue which is affected by the performance of our obligations under our license agreements; (2) uncertainties relating to the variable nature of our product sales cycles; (3) uneven demand for our products by end users; (4) the timing and results of our product development program for ferumoxytol, including uncertainties relating to our ability to successfully complete the clinical development of ferumoxytol, enroll patients in our clinical studies, demonstrate sufficient safety and efficacy and receive FDA approval for our proposed use of ferumoxytol; (5) uncertainties relating to our ability to successfully address the comments and concerns of the FDA contained in the approvable letter for Combidex; (6) the timing and results of FDA actions regarding Combidex; (7) the ability to resolve final labeling for Combidex with the FDA; (8) uncertainties relating to our ability to continue to operate at commercial scale in compliance with FDA regulations; and (9) other applicable manufacturing requirements and other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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ADVANCED MAGNETICS, INC.
 CONDENSED INCOME STATEMENT FOR THE THREE-MONTH
AND NINE-MONTH PERIODS ENDED JUNE 30, 2004
(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Revenues	$ 1,473,792	$ 1,429,046	$ 2,872,286	$ 3,998,788
Costs and expenses	(2,303,920)	(1,512,321)	(5,269,044)	(4,890,178)
Other income (expense)*	52,441	747,707	112,370	418,031
Income (loss) before income tax refund	(777,687)	664,432	(2,284,388)	(473,359)
Income tax refund	--	--	--	124,752
Net income (loss)	$ (777,687)	$ 664,432	$(2,284,388)	$ (348,607)
Earnings (loss) per share:
Basic	$ (0.10)	$ 0.10	$ (0.29)	$ (0.05)
Diluted	$ (0.10)	$ 0.10	$ (0.29)	$ (0.05)
Weighted average shares outstanding:
Basic	7,816,970	6,670,510	7,792,298	6,661,314
Diluted	7,816,970	6,894,324	7,792,298	6,661,314
* Other income (expense) includes interest and dividend income and net gains (losses) on sales of securities.

BALANCE SHEET DATA

	6/30/04	9/30/03
Cash, cash equivalents and short-term investments*	$15,852,835	$23,901,126
Long-term investments**	$ 4,812,370	--
Working capital	$13,651,082	$22,579,478
Total assets	$26,127,818	$29,365,613
Shareholders' equity	$18,860,809	$20,918,075
* Short-term investments consist entirely of U.S. Treasury Bonds with less than one year to maturity.
** Long-term investments consist of a U.S. Treasury Bond with a maturity date of February 15, 2006.